UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) March 29, 2023

TAUTACHROME, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-141907	84-2340972
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1846 E. Innovation Park Drive, Oro Valley, Arizona	85755
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 29, 2023 the Company sent its patent firm Bacon & Thomas three new provisional patents for immediate filing entitled “Enhanced Real-Time Recapture Attack Detection in Images and Videos with Integrated Deep Learning, Multi-modal Fusion, and Adaptive Processing Techniques”  “Adaptive and Customizable Voxel Processing System for Optimized Augmented Reality, Mixed Reality, and Virtual Reality Experiences” and “System and Method for Real-Time Collaborative Analysis and Processing of Input Signals in Augmented, Mixed, and Virtual Reality Environments”

The first provisional patent is a hybrid system and method for detecting an attack on digital media in real time. It uses a mix of advanced techniques to get high accuracy, efficiency, and adaptability, so it can be used in many different industries and applications which offers superior performance and robustness compared to existing methods.

The second provisional patent is a system that can process voxel data in augmented reality, mixed reality, and virtual reality applications in a way that is flexible and easy to change. It maximizes the efficiency of computation and the quality of output, is flexible and adaptable, and has modules for input signal processing, dynamic resolution control, customizing the processing pipeline, user interface, distributed processing, and generating output signals.

The third provisional patent is a flexible real-time collaborative system made for augmented reality, mixed reality, and virtual reality environments. It allows for easy communication and data analysis across different industries and applications. This new system combines powerful tools and features to help people work together more effectively, keep their data safe, and use advanced analytics to make better decisions and solve problems.

This new round of patent filings represents yet another significant expansion to the Company’s portfolio of granted, pending, and licensed patents. We will continue aggressive advancements in this particular domain.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAUTACHROME, INC.

Date: March 29, 2023	By:	/s/ David LaMountain
David LaMountain
CEO

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